AMENDMENT TO CUSTODIAN AGREEMENT

AMENDMENT, dated as of August 16, 2019 (the “Amendment”), between GLOBAL X MANAGEMENT COMPANY LLC (“GXMC”) and BROWN BROTHERS HARRIMAN & CO. (“BBH&Co.” or the “Custodian”).

WHEREAS, pursuant to a Custodian Agreement between GXMC and BBH&Co., dated October 20, 2008, as amended (the “Agreement”), BBH has been appointed to act as custodian for the Global X Funds (the “Trust”), an open-end management investment company consisting of the series (each a “Fund” and collectively, the “Funds”) set forth in Schedule A to the Agreement; and

WHEREAS, GXMC serves as investment advisor and administrator to the Trust, and in such capacity has been authorized to engage third parties to provide certain services to the Trust and the Funds; and

WHEREAS, GMXC and the BBH&Co. desire to amend the Agreement as hereinafter set forth;

ACCORDINGLY, in consideration of the mutual agreements herein contained, GMXC and BBH&Co. hereby agree as follows:

I.    Amendments to the Agreement

Section 2 of the Agreement is hereby amended to include the provision set forth below. Other sections of the Agreement remain unchanged:

2.4          GXMC  represents and warrants on behalf of the Funds that the Funds have developed and implemented an anti-money laundering (“AML”) program (“AML Program”) that is designed to comply with all applicable AML and terrorist financing laws and regulations, including but not limited to: 18 U.S.C. §§ 1956 and 1957, the United States Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the regulations promulgated thereunder; (collectively, “applicable AML Laws”).  GXMC further represents and warrants that proper due diligence is performed on parties who purchase shares issued by the Funds directly from the Funds or are otherwise involved in the distribution of shares issued by the Funds, including but not limited to Authorized Participants (i.e., those entities that have entered into contractual agreements with the Funds or its agents to purchase shares issued by the Funds directly from the Funds) and distributors, and that due diligence includes confirmation that such parties have implemented their own policies and procedures designed to comply with applicable AML Laws.  GXMC further represents and warrants that each Fund creates and maintains all records and documentation required by applicable AML Laws.

2.4.1       GXMC acknowledges that the Custodian is obligated under applicable U.S. AML Laws to obtain, verify and record identifying information about the Custodian’s customers prior to opening an account.

2.4.2       GXMC represents and warrants that upon request, it will provide the Custodian with information that the Custodian requires to comply with applicable AML Laws and Sanctions Regimes, including, but not limited to, verification regarding the AML and Sanctions Regime controls implemented by the above relevant parties.

2.4.3       GXMC further represents and warrants that it will not knowingly instruct or otherwise cause Custodian to hold any assets in custody or engage in or facilitate any transaction that would cause Custodian to violate any applicable AML Laws and, with regards to the Global X Cannabis ETF Fund that:

(i)
Neither the Global X Cannabis ETF Fund nor its agents will knowingly invest in any company that grows, produces, distributes or sells cannabis or products derived from cannabis in a country, state, province, locality or other political subdivision where the activity is illegal under applicable law, including companies that grow, produce, distribute, or sell cannabis or products derived from cannabis inside the U.S., to the extent such activity remains illegal under U.S. federal law, even if such companies also grow, produce, distribute, or sell cannabis or products derived from cannabis in a country where its activities are entirely legal;

(ii)
The Global X Cannabis ETF Fund will not invest in companies that the it knows are engaged in cannabis-related pharmaceutical activities, and/or companies which grow produce, distribute or sell hemp or products derived from hemp, in a manner that is illegal under applicable U.S. federal, state and local laws;

(iii)
The Global X Cannabis ETF Fund and/or its agents will review its holdings, at least quarterly, to ensure compliance with both the terms of its offering documents, this Agreement, and with applicable laws. If, the Global X Cannabis ETF Fund identifies or becomes aware that any of its investments or holdings no longer comply with both the terms of its offering documents, the above criteria set forth in this section 2.4.3, or with applicable laws, the Global X Cannabis ETF Fund will promptly sell the position; and

(iv)	GXMC agrees to reaffirm the above specific representations to BBH when requested.

2.5          GXMC represents and warrants that it will promptly notify the Custodian in writing if any of the above representations cease to be true.

II.    Miscellaneous.

A.    This Amendment may be executed and delivered in counterparts (through facsimile transmission or otherwise in writing), each such counterpart shall be deemed an original, and all such counterparts, together, shall constitute a single agreement.

B.    This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto. Upon execution and delivery of this Amendment, the Agreement shall be modified and amended in accordance with the terms herein and shall continue in full force and effect.

C.    This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.

D.    The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment. All capitalized terms used herein which are not defined herein shall have the meanings set forth in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

BROWN BROTHERS HARRIMAN & CO. By: /s/ Eruch A . Mody Name: Eruch A. Mody Title: Senior Vice President	GLOBAL X MANAGEMENT COMPANY LLC By: /s/ Luis Berruga Name: Luis Berruga Title: CEO

AGREED AND ACKNOWLEDGED BY:
GLOBAL X FUNDS

By: /s/ Lisa K. Whittaker
Name: Lisa K. Whittaker
Title: Secretary